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EXHIBIT 12.1

              Computation of Ratios of Earnings to Fixed Charges
           and Combined Fixed Charges and Preferred Stock Dividends
                            (dollars in thousands)

Ratio of Earnings to Fixed Charges:

                                                                    FISCAL YEAR ENDED
                                              -------------------------------------------------------------
                                                 1995          1996         1997         1998         1999
                                              -------------------------------------------------------------
Interest expense                              $   3,059   $   14,837   $   45,276   $   66,494    $  69,253
Capitalized interest                             18,043       17,670       29,440       29,711       47,002
Estimated interest
  portion of rent expense                         7,308        9,420        8,295       10,215       10,765
                                              -------------------------------------------------------------
Fixed charges                                 $  28,410   $   41,927   $   83,011   $  106,420    $ 127,020
                                              =============================================================

Income (loss) before
  income taxes                                $ 251,606   $ (208,756)  $ (100,832)  $ (207,429)   $  73,625
Fixed charges per above                          28,410       41,927       83,011      106,420      127,020
Less: interest charges capitalized              (18,043)     (17,670)     (29,440)     (29,711)     (47,002)
Amortization of capitalized interest              5,619        7,009        9,300       12,933       16,381
                                              -------------------------------------------------------------
Earnings (loss)                               $ 267,592   $ (177,490)  $  (37,961)  $ (117,787)   $ 170,024
                                              =============================================================
Ratio of earnings to fixed charges                  9.4x       *            *            *              1.3x



Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:

Earnings (loss)                               $ 267,592   $ (177,490)  $  (37,961)  $ (117,787)   $ 170,024
                                              -------------------------------------------------------------
Fixed charges                                    28,410       41,927       83,011      106,420      127,020
Preferred stock dividend requirements                14
                                              -------------------------------------------------------------
Combined fixed charges & preferred
  stock dividends                             $  28,424   $   41,927   $   83,011   $  106,420    $ 127,020
                                              =============================================================
Ratio of earnings to combined fixed
  charges and preferred stock dividends             9.4x       *            *            *              1.3x



*Earnings are inadequate to cover fixed charges in these periods.
 The earnings deficiency is $219,417, $120,972, and $224,207 in 1996, 1997, and
 1998 respectively.